Exhibit 2.14

DATED 27 January 2005

(1)                                           NTL GROUP LIMITED

(2)                                           NTL (CHICHESTER) LIMITED

(3)                                           NTL DIGITAL VENTURES LIMITED

(4)                                           MACQUARIE UK BROADCAST LIMITED

 (5)                                        MACQUARIE UK BROADCAST HOLDINGS LIMITED

(6) NTL VENTURES LIMITED

DEED OF ACCESSION AND ADHERENCE

TO THE MASTER AGREEMENT

RELATING TO

NATIONAL TRANSCOMMUNICATIONS LIMITED

AND NTL DIGITAL LIMITED

DEED OF ACCESSION AND ADHERENCE TO MASTER AGREEMENT

THIS DEED is made on 27 January 2005

BETWEEN:

(1)                                          NTL GROUP LIMITED, incorporated in England and Wales with registered number 2591237 and whose registered office is at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP (“NGL”);

(2)                                          NTL (CHICHESTER) LIMITED, incorporated in England and Wales with registered number 3056817 and whose registered office is at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP (“NTL Chichester”);

(3)                                          NTL DIGITAL VENTURES LIMITED, incorporated in England and Wales with registered number 5223257 and whose registered office is at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP (“Digital Holdco”);

(4)                                          MACQUARIE UK BROADCAST LIMITED, incorporated in England and Wales, with registered number 5254048, whose registered office is at Level 30, Citypoint, 1 Ropemaker Street, London EC2Y 9HD (“Buyer”); and

(5)                                          MACQUARIE UK BROADCAST HOLDINGS LIMITED, incorporated in England and Wales, with registered number 5254001, whose registered office is at Level 30, Citypoint, 1 Ropemaker Street, London EC2Y 9HD (“Buyer Holdco”).

(6)                                          NTL VENTURES LIMITED, incorporated in England and Wales with registered number 5301388 and whose registered office is at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP (“ProjectCo”)

WHEREAS:

(A)                                        The parties to this Deed (other than ProjectCo) are party to a Master Agreement relating to National Transcommunications Limited and NTL Digital Limited dated 1 December 2004 (as amended, supplemented, varied and adhered to from time to time, the “Master Agreement”).

(B)                                        The Master Agreement provides for the transfer by NTL Chichester of the beneficial ownership of some or all of the shares in National Transcommunications Limited to ProjectCo, being a wholly owned member of the NTL Group prior to any exercise of the options provided for in the Master Agreement.

(C)                                        Pursuant to and as contemplated by the Master Agreement, the parties wish to execute this Deed to provide for the basis on which ProjectCo becomes entitled to rights, and assumes obligations and liabilities, of NTL Chichester under the Master Agreement with respect to the proportion of the NatTrans Shares transferred to ProjectCo.

NOW THIS DEED WITNESSETH AND IT IS HEREBY AGREED:

1.                                               DEFINITIONS AND INTERPRETATION

1.1                                        Definitions

In this Deed unless the subject or context otherwise requires, words and phrases defined in the Master Agreement shall have the same meaning as when used in the Deed:

“NTL Chichester Proportion”	the fraction of which the number of Retained NatTrans Shares is the numerator and the number of NatTrans Shares is the denominator;

“ProjectCo Proportion”	the fraction of which the number of ProjectCo Shares is the numerator and the number of NatTrans Shares is the denominator;

“ProjectCo Shares”	15,000,101 NatTrans Shares;

“Retained Matters”	any obligation of NTL Chichester to transfer the Retained NatTrans Shares to the Buyer;

“Retained NatTrans Shares”	the NatTrans Shares other than the ProjectCo Shares;

“Transfer”	the transfer of beneficial ownership of the ProjectCo Shares to ProjectCo pursuant to the Transfer Agreement;

“Transfer Agreement”	the agreement dated today’s date between NTL Chichester and ProjectCo with respect to the transfer of the ProjectCo Shares.

1.2                                        Interpretation

The provisions of clause 1 of the Master Agreement shall apply to this Deed mutatis mutandis.

2.                                               REPRESENTATIONS AND WARRANTIES

2.1                                        ProjectCo warrants that it is a corporation validly existing under the laws of England, and it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under this Agreement and the ntl Chichester Tax Deed and the obligations expressed to be assumed by it under this Agreement and the ntl Chichester Tax Deed are legal, valid and binding and enforceable against it in accordance with their terms, and the execution, delivery and performance by it of this Agreement and the ntl Chichester Tax Deed will not:

2.1.1                                                result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or under its constitutional documents; or

2.1.2                                                result in a breach by it of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

2.2                                        NGL warrants that ProjectCo is and will, at Completion, be a wholly-owned subsidiary of ntl Incorporated.

3.                                               UNDERTAKINGS OF PROJECT CO

Assumption of Obligations

3.1                                        ProjectCo undertakes to each other party to this Deed that, immediately following the Transfer, it shall assume, perform and comply with each of the then outstanding obligations and liabilities (actual or contingent) of NTL Chichester under the Master Agreement (other than the Retained Matters) as if references in the Master Agreement to NTL Chichester or a “Seller” were, save where the context requires otherwise, also a reference to ProjectCo.  NTL Chichester and ProjectCo agree and undertake to the other parties to this Deed that their obligations under the Master Agreement in consequence of the execution of this Deed shall, immediately following the Transfer, be joint and several (subject to the provision of clause 3.3), save that each shall be severally obligated only to transfer to the Buyer such interest as it holds in the NatTrans Shares at the Completion Date.

Assumption of Rights

3.2                                        Each party to this Deed agrees and acknowledges that, immediately following the Transfer, all rights and benefits vested in NTL Chichester under the Master Agreement shall also vest in ProjectCo as if references in the Master Agreement to NTL Chichester or to a “Seller” were also a reference to ProjectCo, save that ProjectCo shall have no right to receive payment under clause 3 of the Master Agreement in respect of any sale of the Retained NatTrans Shares thereunder and NTL Chichester shall cease to have any right to receive payment from the Buyer with effect from the Transfer in respect of any sale of the ProjectCo Shares.

NTL Chichester Warranties

3.3                                        With effect from the Transfer ProjectCo shall assume all obligations and liabilities (actual or contingent) to the Buyer with respect to the NTL Chichester Warranties as if they had been given jointly and severally by both NTL Chichester and ProjectCo at the date of the Master Agreement by reference to the facts and circumstances then subsisting, provided that:

3.3.1                                                the NTL Chichester Warranties deemed to have been given by ProjectCo shall be subject to the same disclosures and limitations as those originally given by NTL Chichester (including, without limitation, the disclosure contained in the NTL Chichester Disclosure Letter and the provisions of Schedule 6 to the Master Agreement);

3.3.2                                                (without prejudice to the remaining provisions of Schedule 6 to the Master Agreement) the aggregate liability of NTL Chichester and ProjectCo for the purposes of paragraph 3.1 of Schedule 6 to the Master Agreement shall be apportioned such that the maximum aggregate liability of NTL Chichester thereunder shall be £126,000,000 multiplied by the NTL Chichester Proportion and the maximum aggregate liability of ProjectCo thereunder shall be £126,000,000 multiplied by the ProjectCo Proportion;

3.3.3                                                neither NTL Chichester nor ProjectCo shall be liable for any claim (as defined in Schedule 6 to the Master Agreement) unless the amount of such claim taken together with all other claims against either ProjectCo or NTL Chichester exceeds in aggregate £10,000,000 and paragraph 4.1.1 of Schedule 6 to the Master Agreement shall be construed accordingly;

3.3.4                                                following the Transfer, the maximum aggregate liability of NTL Chichester and ProjectCo in respect of the NTL Chichester Warranties and the ntl Chichester Tax Deed shall not exceed the maximum liability of NTL Chichester thereunder prior to the Transfer; and

3.3.5                                                the Warranty contained in paragraph 2 of Part 1 of Schedule 4 of the Master Agreement shall (in lieu of the existing Warranty) be deemed as of the date of the Master Agreement to have been given in the following form:-

“All of the NatTrans Shares will, at Completion, be legally and beneficially owned by ProjectCo in respect of the NatTrans Shares transferred to it pursuant to clause 20.1 and by ntl Chichester in respect of the remaining NatTrans Shares free from all Security Interests and such NatTrans Shares will be fully paid and properly and validly allotted and will represent the entire allotted and issued share capital of NatTrans at Completion”.

Apportionment of payment rights and obligations

3.4                                        Without prejudice to the generality of clauses 3.1 and 3.2, immediately following the Transfer the following rights and obligations under the Master Agreement shall be apportioned between NTL Chichester and ProjectCo by reference to the NTL Chichester Proportion and the ProjectCo Proportion respectively:

3.4.1                                                the right to receive the NatTrans Consideration (as may be adjusted pursuant to clause 3 of the Master Agreement);

3.4.2                                                any obligation to make a payment under clauses 3.4 or 15.8 of the Master Agreement;

3.4.3                                                any entitlement to receive a dividend pursuant to clause 3.3.1 of the Master Agreement.

Guarantee

3.5                                        With effect from the Transfer, NGL unconditionally and irrevocably undertakes to the Buyer to procure the full, prompt and complete performance by ProjectCo of all its obligations under this Agreement and the Master Agreement (and any other agreement or arrangement to be entered into by it in connection with the Master Agreement) and the due and punctual payment of all sums now and subsequently payable by ProjectCo, arising out of or in connection with this Agreement and the Master Agreement (and any such other agreement or arrangement) when the same shall become due.

Rights to wind-up

3.6                                        With effect from the Transfer, the provisions of clause 15.11 of the Master Agreement shall apply equally to ProjectCo as if references in that clause to NTL Chichester were also to ProjectCo.

4.                                               NTL CHICHESTER TAX DEED

In consequence of the Transfer, at Completion each of NTL Chichester, ProjectCo and the Buyer shall enter into a deed in the form set out in the Schedule to this Deed, such deed to be the NTL Chichester Tax Deed for the purposes of the Master Agreement in substitution for the form previously approved by the parties.  All references in the Master Agreement to the NTL Chichester Tax Deed shall accordingly be deemed to be references to the deed in the form set out in the Schedule and ProjectCo undertakes to execute the same as if references in Part I of Schedule 3 to the Master Agreement to NTL Chichester were also to ProjectCo.

5.                                               NOTICES

The provisions of clause 23 (Notices) to the Master Agreement shall apply equally to ProjectCo, whose details for service shall be the same as that of NTL Chichester thereunder.

6.                                               APPLICABLE LAW AND JURISDICTION

The provisions of clause 21 (Applicable Law and Jurisdiction) to the Master Agreement shall apply mutatis mutandis to this Deed as if expressly set out herein.

7.                                               GENERAL PROVISIONS

The provisions of clause 22 (General) of the Master Agreement shall apply mutatis mutandis to this Deed on the basis that any reference to the Sellers shall include a reference to ProjectCo.

IN WITNESS WHEREOF this Deed has been entered into the day and year first before written.

SCHEDULE

NTL Chichester Tax Deed

THIS TAX DEED is made on                                                            2005

BETWEEN:

(1)                                          NTL (CHICHESTER) LIMITED incorporated in England and Wales with registered number 3056817 and whose registered office is at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP (“Chichester”);

(2)                                          NTL VENTURES LIMITED incorporated in England and Wales with registered number 5301388 and whose registered office is at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP (“ProjectCo”) (together with Chichester the, “Sellers”); and

(3)                                          MACQUARIE UK BROADCAST LIMITED incorporated in England and Wales with registered number 8254048 whose registered office is at Level 30 Citypoint, One Ropemaker Street, London EC2Y 9HD, United Kingdom (the “Buyer”).

WHEREAS:

This Deed is entered into by the parties pursuant to and supplements the Agreement.

THIS DEED WITNESSES as follows:

1.                                               DEFINITIONS AND INTERPRETATION

1.1                                        Throughout this Deed the following words and phrases have the meanings set out below:

Accounts	the audited financial statements of NatTrans prepared in accordance with the Companies Act 1985 for the accounting reference period ended on the Accounts Date.

Accounts Date	31 December 2004.

Agreement

the master agreement dated 1 December 2004 between NTL Group Limited (1), Chichester (2), ProjectCo (3), NTL Digital Ventures Limited (4) Macquarie UK Broadcast Limited (5) and Macquarie UK Broadcast Holdings Limited (6), as the same may be varied, supplemented or amended from time to time.

Auditors	the auditors of the members of the Broadcast Group from time to time.

Buyer’s Allowances	capital allowances in respect of capital expenditure of up to £100 million, available to NatTrans at Completion.

Buyer’s Relief	any Relief to the extent that the same arises in respect of any period or part of a period after Completion and any Buyer’s Allowances.

Event

any transaction, act, event, omission or occurrence of whatever nature, including, without limitation, Completion, the acquisition, disposal or realisation of any asset and the making of any claim relevant for taxation purposes.

Group Relief	such relief from trading losses or other amounts eligible for surrender by way of group relief under sections 402 to 413 ICTA 1988.

Group Relief Payment	any payment made by a Broadcast Group Company to a member of the Sellers’ Group pursuant to clauses 14.3 and 14.4 of this Deed or clause 5.16 of the Agreement.

ICTA 1988	the Income and Corporation Taxes Act 1988.

Liability to Taxation	a liability to make a payment of or an amount in respect of Taxation.

NTL Chichester Proportion	shall have the meaning given to it in the ProjectCo Deed of Accession.

Profits	income, profits, gains (including capital gains) or the value of supplies and any other consideration, value or receipts used or charged for taxation purposes.

ProjectCo Deed of Accession	the deed of accession between the parties to the Agreement and ProjectCo dated 27 January, 2005.

ProjectCo Proportion	shall have the meaning given to it in the ProjectCo Deed of Accession.

Relief	any relief, loss, exemption, allowance, set-off, deduction or credit relevant to the computation of any liability to make a payment of or relating to Taxation.

Sellers’ Group

the Sellers and any company which is, has been or will be at any time a member of the same group as either Seller for any taxation purpose, excluding any Broadcast Group Company and any member of the Digital Group.

Sellers’ Relief	means

(a) any capital allowances in respect of capital expenditure in excess of £100 million, available to NatTrans at Completion;

(b)    any Relief which is or becomes available to any member of the Broadcast Group including in particular, but without prejudice to the generality, any amount of capital losses which arose on a disposal prior to Completion;

but excludes

(i) any capital allowances in respect of capital expenditure, available to NatTrans at Completion other than those referred to at (a) above;

(ii) a deferred Relief or repayment of Taxation specifically taken into account in the Purchase Price Adjustment Statement as an asset in respect of a period ended on or before Completion; and

(iii) any Buyer’s Relief.

Tax Claim	a claim under this Deed or in respect of, or alleging, a breach of the warranties in Part XV of Schedule 4 to the Agreement.

Taxation	(a) all forms of taxation, duties, imposts and levies including capital gains tax, corporation tax, income tax (including income tax or amounts equivalent to or in respect of income tax required to be deducted or withheld or accounted for in respect of any payment), national insurance contributions, value added tax, stamp duty land tax or stamp duty reserve tax;

(b) outside the United Kingdom, all taxes of a like nature to those mentioned in paragraph (a) above; and

all interest, fines and penalties incidental or relating to any of the liabilities or amounts referred to in this definition (save insofar as attributable to the delay or default after Completion of the Buyer or any Broadcast Group Company).

Tax Assessment

any notice, demand, assessment, letter, return, accounts, computations or other document or action taken indicating that any Broadcast Group Company is or is reasonably likely to be placed under a liability to make a payment of or in respect of Taxation, and includes, for the avoidance of doubt, any such assessment, letter, return, accounts, computations or other document prepared or to be prepared by or on behalf of the company which is itself subject to that liability.

Taxation Authority	any taxation or other authority (whether within or outside the United Kingdom) which seeks to determine liability for and/or administers or collects Taxation.

TCGA	Taxation of Chargeable Gains Act 1992.

1.2                                        In this Deed:

1.2.1                                                references to “Profits” being earned, accrued or received on or before a particular date or in respect of a particular period shall include profits deemed for taxation purposes to have been earned, accrued or received on or before that date or in respect of that period.

1.2.2                                                References to any payment, dividend or distribution paid or made on or before a particular date shall include:

(a)                                           any payment, dividend or distribution which on or before that date has fallen due to be made; and

(b)                                          any Event which has occurred on or before that date and is deemed to be a payment, dividend or distribution.

1.2.3                                                References to any payment, dividend or distribution shall include anything which is deemed, for taxation purposes, to be a payment, dividend or distribution.

1.2.4                                                References to something being deemed or treated “for taxation purposes” in a certain way or to have occurred at a certain time shall mean that for the purposes of any applicable legislation or decided case law relating to or having reference to Taxation such things are deemed or treated in the way described or to have occurred at the time described.

1.2.5                                                References to a “person” include references to any unincorporated association, body of persons, partnership, trust or company.

1.2.6                                                References to any statute or statutory provision shall be construed so as to include a reference to such statute or statutory provision as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted.

1.2.7                                                References to a particular Taxation Authority shall be construed so as to include a reference to any entity which is a successor to that Taxation Authority.

1.2.8                                                Except as are specifically provided, references to clauses are to the clauses of this Deed.  Headings are for convenience only and shall not affect the construction or interpretation of this Deed.

1.2.9                                                Words and expressions used in this Deed and not defined herein shall have the meanings attributed to them in the Agreement.

2.                                               COVENANTS

2.1                                       Subject to the other provisions of this Deed, the Sellers covenant to pay to the Buyer an amount equal to any Liability to Taxation of any Broadcast Group Company resulting from:

2.1.1                                                any Event occurring or deemed, for taxation purposes, to have occurred on or before the Completion Date;

2.1.2                                                any Profits earned, accrued or received in respect of any period ending on or before the Completion Date; or

2.1.3                                                any Separation Step, but excluding the step set out in paragraph 3, Part 1, Schedule 7 of the Agreement (deemed application of the Ancillary Agreements)

and the entering into of the Ancillary Agreements and the Employee Transfer Agreements as set out in paragraph 5, Part 1, Schedule 7 of the Agreement (the Separation Steps excluding such matters being the “Initial Separation Steps”).

2.2                                        Subject to the other provisions of this Deed, the Sellers covenant to pay to the Buyer an amount equal to any Liability to Taxation suffered by a Broadcast Group Company as a result of either:

2.2.1                                                such Broadcast Group Company being treated as a member of the Sellers’ VAT Group (as defined in clause 6 of this Deed); or

2.2.2                                                the provisions of schedule 9A Value Added Tax Act 1994;

in either case except to the extent that such Liability to Taxation is attributable to the amount by which Output Tax exceeds deductible Input Tax in respect of supplies made by and to any of the Broadcast Group Companies before Completion.

2.3                                        The Sellers covenant to pay to the Buyer an amount equal to any Group Relief Payment.  The exclusions in clauses 4 and 5 of this Deed shall not apply to this clause 2.3.

2.4                                        The Sellers shall pay to the Buyer an amount equal to any Liability to Taxation for which any member of the Broadcast Group must account and which is the primary liability of any member of the Sellers’ Group and which arose as a result of any Event occurring or Profits earned accrued or received on or before Completion.

2.5                                        Subject to the other provisions of this Deed (but excepting clauses 4.4, 4.5, 4.6 and 4.7), to the extent that the Buyer’s Allowances are less than £100 million, the Sellers hereby agree to pay to the Buyer in accordance with clauses 11.5 and 11.6 an amount (the “Compensation Payment”) equal to:

(Buyer’s Allowances - Actual Buyer’s Allowances) x Compensation Amount

where:

“Actual Buyer’s Allowances” means the capital allowances actually available to NatTrans at Completion; and

“Compensation Amount” is applied by reference to the following table:

Actual Buyer’s Allowances	Compensation Amount
Between £0 and £19,999,999	£0.087
Between £20,000,000 and £39,999,999	£0.077
Between £40,000,000 and £59,999,999	£0.073
Between £60,000,000 and £79,999,999	£0.070
Between £80,000,000 and £99,999,999	£0.069

For the avoidance of doubt, the same Compensation Amount will be applied to the entire difference between the Buyer’s Allowances and Actual Buyer’s Allowances.

2.6                                        If any Tax Assessment which would otherwise have given rise to a Liability to Taxation in respect of which the Sellers would have been liable under clause 2.1 or 2.2 is reduced or avoided in consequence of the utilisation of a Buyer’s Relief, this Deed shall apply as if such Buyer’s Relief had not been available so that the amount paid by the Sellers hereunder shall be the amount which would have been payable in the absence of the Buyer’s Relief.

2.7                                        Any payment under this Deed shall, so far as legally possible, constitute a reduction in the consideration payable by the Buyer to the Sellers under the Agreement.

2.8                                        For the purposes of calculating any Liability to Taxation for the purposes of this Deed on Profits arising in the period beginning on 1 January 2005 and ending on the date of Completion (the “Completion Period”) for the purposes of corporation tax, such Profits shall be calculated by reference to the profit and loss account of the Broadcast Business produced as part of the NTL Group monthly management financial reporting and referred to as the Group Monthly Board Report (the “Report”) together with the profits of any other business carried on by any Broadcast Group Company.  The calculation of the Broadcast Business profits will be made by taking from the Report the “Year to date” figure in the segment profit line for the Broadcast Business and deducting from that profit the charges made or to be made for that period to NatTrans under the Ancillary Agreements and the result will be the estimated profit chargeable to corporation tax for that period.  In the event that the date on which Completion occurs is not a calendar month end, a further adjustment will be made by adding to the chargeable profit calculated as above an amount equal to a pro rata proportion of the previous month’s chargeable profits calculated as above and pro rated according to the number of days which have elapsed since the end of the previous month over the number of days in the month in which Completion occurs.  The estimate of the Liability to Taxation for the purpose of this paragraph will then be calculated by deducting from the chargeable profit so found a pro rata share of capital allowances calculated by reference to the estimated brought forward writing down allowances as at 31 December 2004 plus fixed asset additions during the period 1 January 2005 to the Completion Date which capital allowances will be at the rate of 25% and will be pro rated for the period from 1 January 2005 to the Completion Date according to the number of days in that period over 365.  Such further adjustments as are proper for the purposes of determining taxable profits and the Liability to Taxation for the purposes of this clause shall be made as may be just and reasonable in the event that the “Year to date” profit figure referred to above does not take into account such adjustments.  In the event that the estimate of the Liability to Taxation for the purposes of this paragraph has not been calculated or the Report is not available as at Completion, the Buyer hereby agrees to give any assistance and to procure that each Broadcast Group Company gives any assistance required by the Seller to ensure that Report is prepared in a way consistent with previous Group Monthly Board Reports and that the estimate is prepared on the basis set out above.

2.9                                        Subject to clause 4.4, the Sellers’ obligations under this Deed shall be joint and several.

3.                                               AMOUNTS PAYABLE TO THE BUYER

Without prejudice to the provisions of clause 2.6, the amount of the Liability to Taxation of a Broadcast Group Company resulting from a Tax Assessment and which is payable to the Buyer under this Deed shall be the amount of the payment made by the Broadcast Group Company in respect of the Liability to Taxation.

4.                                               FINANCIAL AND TIME LIMITATIONS

4.1                                        Neither of the Sellers shall be liable for any Tax Claim unless written notice of the claim has been given to the Sellers by or on behalf of the Buyer within 90 days after the claim has arisen and in any event written notice in respect of a Tax Claim must be given on or before the seventh anniversary of the Completion Date.

4.2                                        To be valid, the written notice of the Tax Claim must give reasonable details of the nature of the claim, the circumstances giving rise to it (so far as are known to the Buyer after having made reasonable enquiries) and the Buyer’s bona fide estimate of any alleged Liability to Tax (to the extent reasonably ascertainable).

4.3                                        Any Tax Claim shall be deemed to be withdrawn (if it has not been previously satisfied, settled or withdrawn) and any claim (whether under this Deed or the Agreement) in relation to the same fact, matter, event or circumstance shall be deemed to be waived unless legal proceedings in respect of such claim have been commenced within six months of the giving of written notice of the claim or the Sellers have assumed conduct of the claim pursuant to clause 10.1 or the Buyer has commenced conduct of the claim in accordance with clause 10.4.

4.4                                        The aggregate liability of each Seller for any Tax Claim and any other claim under the Agreement shall be limited to:

(i)                                                                in the case of Chichester, the amount of the NatTrans Initial Consideration as adjusted pursuant to clause 3 of the Agreement multiplied by the NTL Chichester Proportion; and

(ii)                                                             in the case of ProjectCo, the amount of the NatTrans Initial Consideration as adjusted pursuant to clause 3 of the Agreement multiplied by the ProjectCo Proportion,

(but for the avoidance of doubt nothing in this clause 4.4 shall permit the Buyer to claim any amount in excess of the amount specified in paragraph 3 of Schedule 6 of the Agreement in respect of any claim which is not a Tax Claim).

4.5                                        Subject to clause 4.8, neither of the Sellers shall be liable for any Tax Claim unless the aggregate amount of such claim, when taken together with the amount of all other Tax Claims against the Sellers exceeds £2 million (the “Threshold”) in which event the Sellers shall, subject to the other limits contained in this Deed, be liable only for the amount by which such aggregate amount exceeds the Threshold.

4.6                                        Subject to clause 4.8, neither of the Sellers shall be liable for any Tax Claim which does not exceed £250,000 (a “De Minimis Claim”) and no such De Minimis Claim shall count towards the Threshold.  For the purposes of this clause, Tax Claims arising from the same or a similar set of circumstances (for example, all claims relating to PAYE) shall be treated as one Tax Claim.

4.7                                        For the purposes of calculating Tax Claims counting towards the Threshold and/or any De Minimis Claim:

4.7.1                                                there shall be excluded from any Tax Claim the amount of any costs, expenses and other liabilities (together with any irrecoverable VAT thereon) incurred or to be incurred by any member of the Buyer Group in connection with the making of any such claim; and

4.7.2                                                there shall be excluded the amount of the same loss arising from any other claim (whether under the Deed or under the Agreement) in respect of the same fact, matter, event or circumstance.

4.8                                        Neither the Threshold nor the restrictions on making a claim in clause 4.6 of this Deed (De Minimis) shall apply where:

4.8.1                                                the Liability to Taxation is a charge under section 179 TCGA 1992 or section 190 TCGA 1992 accruing to a Broadcast Group Company (or which would, but for an election made pursuant to section 179A TCGA 1992, accrue to a Broadcast Group Company) which results from a Separation Step and which arises as a result of Completion or the exercise of the Put Option or the Call Option.

4.8.2                                                the Liability to Taxation in question relates to corporation tax and results from an Event occurring or deemed, for taxation purposes, to have occurred after the Accounts Date but on or before the Completion Date or from any Profits earned, accrued or received in respect of any period beginning after the Accounts Date, but ending on or before the Completion Date.

4.8.3                                                the liability to Taxation relates to any Separation Step as described in clause 2.1.3.

5.                                               EXCLUSIONS AND LIMITATIONS

Neither of the Sellers shall have a liability under this Deed or under the Warranties in the Agreement which relate to Taxation to the extent that:

5.1                                        provision, reserve or allowance in respect of such Liability to Taxation is made in the Purchase Price Adjustment Statement; or

5.2                                        the Profits (which, for the avoidance of doubt shall not include any Profits deemed to have been earned) in respect of which the said Liability to Taxation arises were actually earned, accrued or received by the Broadcast Group Company but are not reflected in the Purchase Price Adjustment Statement; or

5.3                                        the Liability to Taxation has been paid or otherwise extinguished, without cost to the Buyer or any member of the Broadcast Group, whether by the surrender of a Relief by a member of the Sellers’ Group to the Broadcast Group Company or otherwise; or

5.4                                        any Sellers’ Reliefs are available to relieve or mitigate that Liability to Taxation or would have been available to relieve or mitigate that Liability to Taxation but for their use by a Broadcast Group Company after Completion and any Relief that is so available shall be deemed to be used in such a way as to reduce to the maximum extent possible the Sellers’ total liability hereunder provided that where a Broadcast Group Company could use a Sellers’ Relief to relieve or mitigate a Liability to Taxation which relates to an Event occurring or Profits arising prior to the Completion Date and the Sellers’ Relief in question is a capital allowance which creates a loss which can be carried back under section 393A ICTA 1988 the definition of paragraph (a) of “Sellers’ Relief” shall, for such purposes, be construed as if the reference to “£100 million” were replaced with a reference to “£127 million”; or

5.5                                        such Liability to Taxation arises or is increased wholly or partly as a result of any decision of any court or any change in any enactment, law, regulation, directive, requirement or any practice of any government, government department or agency or regulatory body (including but not limited to extra statutory concessions of the Inland Revenue) announced after the date of this Deed whether or not having retrospective effect except that this clause 5.5 shall not apply to any Liability to Taxation which results from or arises in connection with the Initial Separation Steps; or

5.6                                        the Liability to Taxation arises or is increased as a result of any increase in the rates of Taxation or variation in the method of applying or calculating the rate of Taxation made after the date of Completion with retrospective effect except that this clause 5.6 shall not apply to any Liability to Taxation which results from or arises in connection with the Initial Separation Steps; or

5.7                                        the Liability to Taxation arises or is increased as a result of any change made after

Completion to the accounting period or, except where such change is required to conform policy or practice with generally accepted policies or practices or where such change is necessary to correct an improper policy or practice, any change to the accounting basis, policy, practice or approach of or applicable to the Buyer or any Broadcast Group Company or a change in the way an accounting basis is adopted for tax purposes; or

5.8                                        the Liability to Taxation would not have arisen or would have been reduced or eliminated but for:

5.8.1                                                the making of a voluntary claim, election, surrender or disclaimer or the giving of a notice or consent or the voluntary doing of any other thing after Completion by the Buyer or any Broadcast Group Company or any other person connected with any of them (other than where the making, giving or doing of which was taken into account in computing any provision or reserve for Taxation in the Accounts); or

5.8.2                                                the failure or omission on the part of the Buyer or any Broadcast Group Company or any other person connected with either of them after Completion to make any valid claim, election, surrender or disclaimer or give any notice or consent or do any other thing the making, giving or doing of which was taken into account in computing any provision or reserve for Taxation in the Accounts which the Sellers have reasonably requested the Buyer to make, give or perform; or

5.9                                        the Liability to Taxation arises or is increased as a result of the failure by the Buyer to comply with any of its obligations under this Deed; or

5.10                                 the Liability to Taxation would not have arisen but for any action, transaction or omission on the part of the Buyer or any Broadcast Group Company (outside the ordinary course of the relevant member of the Broadcast Group Companies’ business as carried on at Completion) or any other person connected with them after Completion, including without limitation any action, transaction or omission which has the result that any instalment of corporation tax (within the meaning of section 6 ICTA 1988) paid prior to Completion pursuant to the Corporation Tax (Instalment Payments) (Large Companies) Regulations 1998 is insufficient, except that this exclusion shall not apply where any such action, transaction or omission is carried out or effected by the Buyer or the Broadcast Group Company:

5.10.1                                         pursuant to a legally binding commitment created on or before Completion; or

5.10.2                                         at the written request of the Sellers after Completion with specific reference to this clause 5.10; or

5.11                                 an amount in respect of that Liability to Taxation has been recovered pursuant to the warranties and obligations contained in the Agreement or has already been recovered under this Deed or the tax deed given by NTL Digital Ventures Limited or any member of the Sellers’ Group has made payment in respect of the Liability to Taxation pursuant to sections 767A and 767AA ICTA 1988 or any other provisions imposing liability on any member of the Sellers’ Group for Taxation primarily chargeable against any Broadcast Group Company; or

5.12                                 the Liability to Taxation would not have arisen but for the winding up of, or the cessation of the trade or business of, any Broadcast Group Company, or any change in the nature or conduct of such trade or business, where the winding up, cessation or change occurs after Completion; or

5.13                                 the Liability to Taxation would not have arisen but for some act, omission, transaction or arrangement carried out at the written request or with the written approval of the Buyer prior to Completion, but for the avoidance of doubt any act, omission, transaction or arrangement carried out pursuant to or as a consequence of the Agreement shall not constitute such a written request or written approval of the Buyer; or

5.14                                 the Liability to Taxation arises or is increased as a result of the operation of Regulation 107 or 108 or Part XV of the Value Added Tax Regulations 1995 by reason of an Event occurring or circumstances arising (or being deemed to occur or arise) after Completion; or

5.15                                 the Liability to Taxation relates to stamp duty, stamp duty reserve tax or stamp duty land tax of up to £200,000 in aggregate due in relation to any asset transferred or agreed to be transferred pursuant to the Designated Broadcast Business Transfer Agreement.

6.                                               VAT

6.1                                        The Sellers shall, as soon as reasonably practicable, make an application to the Commissioners of HM Customs & Excise and the equivalent authority in Ireland with responsibility for VAT (the “VAT Authority”) for

(a)  the exclusion of the Broadcast Group Companies with effect from no later than Completion from the group of companies for the purposes of sections 43 to 43C Value Added Tax Act 1994 of which the NTL Group Limited is the representative member; and

(b)  the group of companies for the purposes of section 8(8) Irish VAT Act 1972 of which NatTrans (in respect of its Irish branch) is a member (together with the VAT group described in (a) above, the “Sellers’ VAT Groups”.

If the relevant VAT Authority does not permit exclusion of the relevant members of the Broadcast Group from the relevant Sellers’ VAT Group from Completion, the Sellers shall take all reasonable steps to secure such exclusion with effect from the earliest date possible following Completion.  The Sellers and the Buyer shall give each other all such reasonable assistance and co-operation as shall be necessary for the purpose of supporting the Sellers’ application.  The Sellers shall provide the Buyer with copies of all material correspondence with the relevant VAT Authority in relation to securing that the Broadcast Group Companies are excluded from the Sellers’ VAT Groups and shall keep the Buyer informed in respect of any such exclusion.

6.2                                        Pending the Broadcast Group Companies being excluded from the relevant Sellers’ VAT Group and for so long thereafter as may be reasonably necessary, the Sellers and the Buyer shall give each other all assistance and co-operation as is reasonably necessary to enable the Sellers, the Broadcast Group Companies and any representative member of a VAT group of which the Broadcast Group Companies become or have applied to become a member to comply with their VAT obligations.

6.3                                        Until the Broadcast Group Companies have been excluded from the relevant Sellers’ VAT Group, the Sellers shall take all reasonable steps to comply with VAT obligations relating to the Broadcast Group Companies including, without limitation, accounting to the relevant VAT Authority for all VAT in respect of which it is required to so account on or before the last date on which the Sellers are able to so account without incurring interest or penalties.

6.4                                        Where there is any prescribed accounting period of the relevant Sellers’ VAT Group which shall not have ended on or before Completion and which shall have ended on or before the date on which the Broadcast Group Companies have been excluded from the relevant Sellers’ VAT Group, this clause 6.4 shall apply in respect of the part of such period from the Completion Date to the date on which the Broadcast Group Companies are excluded from the relevant Sellers’ VAT Group (the “Relevant Period”).  Where for any Relevant Period, Relevant Output VAT of any Broadcast Group Company relating to that period exceeds Relevant Input VAT of that Broadcast Group Company relating to that period (the “Relevant VAT Surplus”), the Buyer shall procure that such payment shall be made by the relevant Broadcast Group Company to the Sellers as is equal to the Relevant VAT Surplus relating to such Relevant Period and such amounts as are payable pursuant to this clause 6.4 shall be paid no later than five Business Days before the last day (as notified to the Buyer in writing at least 10 Business Days before such day) on which the Sellers can account to the relevant VAT Authority for such Relevant VAT Surplus without incurring any interest or penalties.

6.5                                        Where, for any Relevant Period, Relevant Input VAT of any Broadcast Group Company relating to that period exceeds Relevant Output VAT of that Broadcast Group Company relating to that period (the “Relevant VAT Excess”), the Sellers shall pay to the relevant Broadcast Group Company such amount as is equal to the Relevant VAT Excess relating to such Relevant Period and such amounts as are payable pursuant to this clause 6.5 shall be paid no later than five Business Days before the last day on which the Sellers can account to the relevant VAT Authority for such Relevant VAT Excess without incurring any interest or penalties.

6.6                                        If the Broadcast Group Companies cease to be a member of the relevant Sellers’ VAT Group during a prescribed accounting period of the relevant Sellers’ VAT Group which shall not have ended on or before Completion and the Sellers are obliged to report or account (or both) for VAT in respect of supplies made to or by the Broadcast Group Companies during a part period, the provisions of clause 6 shall apply as if such part period were a Relevant Period.

6.7                                        In this clause 6:

“Relevant Output VAT” means, in relation to any prescribed accounting period, Output Tax in respect of supplies made or deemed to be made by a Broadcast Group Company or which would have been made by a Broadcast Group Company had it been separately registered for VAT (disregarding any supplies made to other members of the relevant Sellers’ VAT Group) for which account is to be made to the relevant VAT Authority by a member of the relevant Sellers’ VAT Group other than a Broadcast Group Company.

“Relevant Input VAT” means, in relation to any prescribed accounting period, Input Tax incurred in such prescribed accounting period in respect of which the representative member of the relevant Sellers’ VAT Group is entitled to credit, deduction or repayment by virtue of actual or deemed supplies made to or acquisitions or importations made by a Broadcast Group Company or by virtue of actual or deemed supplies which would have been made to, or acquisitions or importations which would have been made by, a Broadcast Group Company had it been separately registered for VAT (disregarding any supplies made by other members of that Sellers’ VAT Group).

7.                                               WITHHOLDINGS, DEDUCTIONS AND SET-OFF

7.1                                        All payments to be made by the parties arising out of or in connection with this Deed (or any other agreement or arrangement required to be entered into in connection with this Deed) shall be made in full, without set-off or counterclaim and free and clear of all deductions or withholdings whatsoever save only as may be required by law.

7.2                                        Subject to clauses 7.3 and 7.4, if the payer is required by law to make a deduction or withholding, the payer shall, at the same time as the sum which is the subject of the deduction or withholding is payable under this Deed, pay to the payee such additional amount as shall be required to ensure that the net amount received by the payee under this Deed will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

7.3                                        If the payee is entitled to and receives payment in respect of a credit for or refund of Taxation by reason of the deduction or withholding it shall, provided it determines in good faith it can do so without prejudice to the retention of that credit or refund, reimburse the payer with such amount as shall leave the payee in no better or worse position than it would have been had no deduction or withholding been required.

7.4                                        If either party assigns its rights under this Deed and the payee is an assignee, the payer shall only be required to pay such sum as is equal to the amount it would have had to pay under this clause 7 had the party’s rights under the Deed not been assigned.

8.                                               ACTIONS AGAINST THIRD PARTIES

8.1                                        If (i) either of the Sellers has made a payment to the Buyer under this Deed, or (ii) either of the Sellers has become liable to make such a payment, in either case in respect of a Liability to Taxation under clause 2, then the following provisions of this clause 8 shall apply.

8.1.1                                                If the Buyer or any Broadcast Group Company receives from any person at any time before the seventh anniversary of Completion other than the Buyer or a Broadcast Group Company or any person connected with them for taxation purposes a payment or credit in respect of the Liability to Taxation in question (including any interest or repayment supplement) provided that the payment is not received by reason of a Relief other than a Sellers’ Relief or is not taken into account in the Purchase Price Adjustment, the payment or credit shall be dealt with in accordance with clause 8.2.

8.1.2                                                If the Buyer or any Broadcast Group Company is or becomes entitled to a payment or credit in respect of the Liability to Taxation in question from any person other than the Buyer, a Broadcast Group Company or any person connected with them for taxation purposes, then:

(a)                                           the Buyer shall promptly notify the Sellers of the entitlement;

(b)                                          neither of the Sellers shall be obliged to make any payment under this Deed (or, if such a payment has already been made, any further payment) in relation to such Liability to Taxation whilst such entitlement remains outstanding; and

(c)                                           the Buyer shall, if so required by the Sellers and at the Sellers’ expense, take or procure that the relevant Broadcast Group Company shall take, all appropriate steps to enforce that entitlement (keeping the Sellers fully informed of the progress of any action taken);

and any payment or credit received shall be dealt with in accordance with clause 8.2.

8.2                                        Where it is provided under clause 8.1 that a payment or credit is to be dealt with in accordance with this clause 8.2:

8.2.1                                                in the case of a payment, the Buyer shall, within five Business Days of receipt,

pay to the Sellers (or to either of them at the direction of the Sellers) the amount of the payment received;

8.2.2                                                in the case of a credit, the Buyer shall, within five Business Days of the date on which Taxation would otherwise have been payable had such credit not been available, pay to the Sellers (or to either of them at the direction of the Sellers) an amount equal to the amount of such Taxation subject to a maximum of the amounts previously paid by the Sellers to the Buyer under this Deed.  Any excess shall be carried forward and set off against outstanding or future claims under this Deed.

9.                                               SAVINGS

9.1                                        If the Buyer discovers (or is made aware) that:

9.1.1                                                any Broadcast Group Company is entitled to a repayment of Taxation overpaid by that Broadcast Group Company on or before Completion (other than an amount to which clause 8 applies) or a repayment of any amount withheld for the purposes of Taxation on a payment to a Broadcast Group Company on or before Completion, together with any associated interest or repayment supplement (a “Repayment”); or

9.1.2                                                any Liability to Taxation which may result in a payment under this Deed by the Seller may give rise to a saving, as defined in clause 9.6, of Taxation by the Buyer or any Broadcast Group Company (a “Saving”);

the Buyer shall give or shall procure that the Group Company gives full details to the Sellers.  If the parties cannot reach agreement as to the amount of the Repayment or the value of the Saving, the Buyer shall (at the Sellers’ request and expense) procure that the Auditors certify such amount or value and that the Sellers are provided, on request, with such information as they reasonably require to check the accuracy of the certificate.

9.2                                        In the case of a Saving, the Buyer will as soon as reasonably practicable after the amount of the Saving is agreed, or is certified by the Auditors in accordance with clause 9.1 and made, repay to the Sellers (or to either of them at the direction of the Sellers) the lesser of:

9.2.1                                                the amount of the Saving; and

9.2.2                                                the amount paid by either Seller under clause 2 in respect of the Liability to Taxation which gave rise to the Saving less any part of that amount previously repaid to the Sellers under any provision of this Deed or otherwise.

9.3                                        In the case of Repayment, the Buyer shall as soon as reasonably practicable after the amount of the Repayment is agreed, or is certified by the Auditors in accordance with clause 9.1 and received:

9.3.1                                                if the Repayment relates to a reimbursement of an amount withheld in respect of Irish tax on a payment made to any Broadcast Group Company, pay an amount equal to such reimbursement to the Sellers;

9.3.2                                                set off the Repayment against any payment then due from the Sellers under this Deed;

9.3.3                                                to the extent that there is an excess, refund to the Sellers any previous payment or payments made by the Sellers under this Deed; and

9.3.4                                                to the extent that the excess referred to in clause 9.3.3 is not exhausted under that clause, pay the remainder of that excess to the Sellers within 10 Business Days.

9.4                                        Where any such certification as is mentioned in clause 9.1 has been made, the Sellers or the Buyer (in either case at the expense of the person requesting the review) may request the Auditors to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended, provided that such review shall not delay the payment of any amounts which would otherwise be due under this Deed.

9.5                                        If the Auditors certify under clause 9.4 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of clauses 9.2 and 9.3 as the amount of the Repayment or Saving (as appropriate) in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Sellers or (as the case may be) to the Sellers.

9.6                                        For the purposes of this clause 9, a Saving shall without limitation include the saving which arises where, as a result of a Liability to Taxation which may result in a payment under this Deed by the Sellers, a person is relieved in whole or in part of a liability to make that payment of Taxation which it would otherwise have been liable to make, or it obtains a Relief which would not otherwise have been available.  In determining the amount of the Saving it shall be assumed that Reliefs which would result in a Saving shall be utilised, to the extent permitted by law, before any other available Reliefs.

10.                                        CONDUCT OF CLAIMS

10.1                                 If the Buyer or any of the Broadcast Group Companies receives a Tax Assessment which relates in whole or in part to Taxation for which the Sellers may be liable under this Deed or any other notification from a Tax Authority which may give rise to a Tax Claim, the Buyer shall immediately give written notice of the Tax Assessment or other matter to the Sellers.  The Buyer shall, or shall procure that the relevant Broadcast Group Company or Companies shall, take such action and give such information and assistance in connection with the affairs of the relevant Broadcast Group Company or Companies as the Sellers may reasonably request to resist, appeal, dispute, avoid or compromise the Tax Assessment.  Such information and assistance shall include, without limitation, providing reasonable access to relevant documentation and records and permitting the copying of such documentation and records.

10.2                                 For the avoidance of doubt, the actions which the Sellers may reasonably request under this clause 10 shall include (without limitation) the procuring of any Broadcast Group Company to apply to postpone (so far as legally possible) the payment of any Taxation and/or allowing either or both of the Sellers to take on or take over at its own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the Tax Claim in question and, if the Seller(s) take on or take over the conduct of proceedings, the Buyer shall provide, and shall procure that any Broadcast Group Company shall provide, such information and assistance as the Seller(s) may reasonably require in connection with the preparation for and conduct of those proceedings.

10.3                                 If either or both of the Sellers elect to have conduct of a claim in accordance with the provisions set out above:

10.3.1                                         the Buyer shall be kept informed of all material matters pertaining thereto and steps proposed to be taken by the Seller(s) and shall be entitled to receive copies of all material correspondence in connection with the claim in question;

10.3.2                                         the Sellers shall provide the Buyer with drafts of material correspondence in relation to the Tax Assessment in question and shall provide the Buyer with an opportunity to comment thereon. The Sellers shall not unreasonably refuse to accept any such comments;

10.3.3                                         the Sellers shall not make any settlement or compromise of any Taxation Assessment unless it has first notified the Buyer and any Broadcast Group Company of the terms of such proposed settlement or compromise and the Buyer has given its consent in writing to such settlement or compromise (such consent not to be unreasonably withheld or delayed) but if such consent is refused the Sellers’ liability under the Tax Deed in relation to that Taxation Assessment shall be limited to a maximum of the amount for which the Sellers would have been liable if such consent had been forthcoming.

10.4                                 In the event that neither of the Sellers has requested in writing that it be allowed to take on or take over the conduct of all or any proceedings pursuant to clause 10.2 in relation to the Tax Assessment or notification referred to in clause 10.1:

10.4.1                                         the Buyer shall, and shall procure that any Broadcast Group Company shall, provide the Sellers with copies of all correspondence entered into and notes of any material conversations or meetings with any Taxation Authority to the extent that such correspondence or notes relate to the Tax Assessment in question;

10.4.2                                         no material written communication shall be forwarded to any Taxation Authority in relation to that Tax Assessment without the prior written approval of the Sellers (such approval not to be unreasonably withheld or delayed) provided that if no such approval or notice that approval is to be withheld is received by the Buyer within 10 Business Days of request by the Buyer, the Buyer shall be entitled to forward such communication to any Taxation Authority;

10.4.3                                         the Buyer or any Broadcast Group Company (as the case may be) shall not be at liberty without reference to the Sellers to admit, compromise (consent to which shall not be unreasonably withheld by the Sellers) or otherwise deal with any Tax Assessment unless either of the Sellers serves a notice on the Buyer to the effect that it considers that the Tax Assessment should no longer be resisted provided that if neither of the Sellers serve such a notice on the Buyer or on any Broadcast Group Company within 20 Business Days of receipt of written notice from the Buyer or any Broadcast Group Company that it intends to admit, compromise, or otherwise deal with the Tax Assessment, the Buyer or any member of the Broadcast Group may admit, compromise or otherwise deal with the Tax Assessment as the Buyer or Broadcast Group Company may in its absolute discretion think fit.

10.4.4                                         For the purposes of clause 10.4.3, the Sellers shall act reasonably in refusing to consent to a claim being admitted or compromised by the Buyer if either of the Sellers has instructed leading Tax Counsel of at least ten years’ call (at the Sellers’ expense) and has been advised by such Counsel that the chances of success are greater than the chances of failure if the Tax Assessment is resisted further and either or both of the Sellers then elect to have conduct of such claim, complying in relation to such conduct with the obligations set out in clauses 10.2 and 10.3.

11.                                        DUE DATE FOR PAYMENT

11.1                                 Subject to clause 11.3, where a Tax Assessment in respect of which the Buyer is entitled to a payment under this Deed requires the Buyer or a Broadcast Group Company to make a payment in respect of a Liability to Taxation, the Sellers shall pay to the Buyer the amount claimed in respect of that Tax Assessment under this Deed on or before the date which is the later of the date five Business Days after formal written demand is made by the Buyer and the fifth Business Day prior to the last date on which the Taxation in question may be paid to the Taxation Authority demanding the same without incurring interest or penalties for late payment.

11.2                                 Subject to clause 11.3, in the case of a claim under clause 2.6 (utilisation of a Buyer’s Relief), the due date for payment under this Deed shall be the later of the date five Business Days after formal written demand is made by the Buyer and the fifth Business Day prior to the last date on which Taxation which would not have been payable but for the utilisation of the Buyer’s Relief may be paid to the Taxation Authority demanding the same without incurring interest or penalties for late payment.  If the Taxation which would not have been payable but for the utilisation of the Buyer’s Relief is less than the amount claimed under clause 2.6, the Sellers’ obligations under this clause 11.2 shall apply only to the extent of that Taxation.

11.3                                 If either of the Sellers requests in accordance with clause 10.1 that the relevant Tax Assessment should be appealed or resisted, the date for payment by the Sellers shall be, if later than the relevant dates in clause 11.1 or 11.2 (as the case may be), five Business Days after the date when the amount of Taxation which is payable, or, in the case of a claim under clause 2.6, which would have been payable but for the utilisation of the Buyer’s Relief, is finally determined.  For this purpose, an amount of Taxation shall be deemed to be finally determined when, in respect of such amount, an agreement under section 54 of the Taxes Management Act 1970 or any legislative provision corresponding to that section for the purposes of the relevant tax is made or a decision of a court or tribunal is given from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit or the time for any assessment pursuant to paragraph 46(1), schedule 18 Finance Act 1998 has passed, no notice of assessment having been served or assessment begun.

11.4                                 In the case of a claim under clause 2.3 (Group Relief Payment), the due date for payment under this Deed shall be on the same Business Day as the Group Relief Payment is made to the relevant member of the Sellers’ Group in accordance with clause 14 of this Deed or clause 5.16 of the Agreement.

11.5                                 A good faith estimate of the capital allowances pool available to NatTrans as at Completion will be agreed between the Buyer and the Sellers no later than 18 months after Completion, failing which the procedure in Clause 3.9 of the Agreement will apply (mutatis mutandis) to determine the estimate.

11.6                                 In the event that the estimate (if necessary as determined under the said Clause 3.9) is less than the Minimum Buyer’s Allowance, a Compensation Payment will be made to the Buyer no later than 18 months after Completion in reduction of the purchase price.  If subsequently the available allowances as finally determined exceed the estimate, the Compensation Payment will forthwith be returned to the Sellers in an amount referable to that excess and to the extent that the available allowances are less then the estimate, a further Compensation Payment will forthwith be made in reduction of the purchase price in an amount referable to that shortfall.

11.7                                 Interest at an annual rate of 3 % above LIBOR shall be payable on any amount payable under this Deed which is not paid on the due date hereunder.

12.                                        COUNTER-INDEMNITY

12.1                                 The Buyer hereby covenants with the Sellers to pay to the Sellers (or to either one of them at the direction of the Sellers) by way of adjustment to the consideration paid by the Buyer to the Sellers under the Agreement, an amount equal to any Taxation for which any member of the Sellers’ Group is or becomes liable as a result of:

12.1.1                                         the operation of section 767A ICTA 1988 in circumstances where the taxpayer company (as referred to in section 767A(1) ICTA 1988) is any Relevant Company except to the extent the taxpayer company is a Broadcast Group Company and the liability to Taxation relates to a period ending on or before Completion;

12.1.2                                         the operation of section 767AA ICTA 1988 in circumstances where the transferred company or associated company (as referred to in sections 767AA(1)(a) and 767AA(8) ICTA 1988) is any Relevant Company except to the extent that the transferred company is a Broadcast Group Company and the liability to Taxation relates to a period ending on or before Completion;

12.1.3                                         any Relevant Company ceasing to be resident after Completion in the United Kingdom for the purposes of any Taxation;

12.1.4                                         the failure by any Relevant Company to discharge any Taxation;

and, for the purposes of this clause 12, the term “Relevant Company” shall mean the Buyer and any company, including a Broadcast Group Company, that may be treated for taxation purposes as being, or as having at any time been, either a member of the same group of companies as the Buyer or otherwise associated with the Buyer including, without limitation, being a party to a group payment arrangement under section 36 Finance Act 1998.  For the avoidance of doubt this clause 12 shall not apply to any Liability to Taxation for which the Sellers are required to make a payment to the Buyer pursuant to clause 2 of this Deed.

13.                                        ASSIGNMENT

13.1                                 The parties shall not be entitled to assign the benefit or burden of any provision of this Deed without the prior written consent of the other party.

14.                                        GROUP RELIEF AND REDUCTION OF LIABILITY

14.1                                 The Buyer shall procure that the Broadcast Group Companies shall agree to surrender to the Sellers’ Group as either of the Sellers may in its discretion specify in writing all Group Relief in respect of any accounting period or part-period of the relevant Group Company which will have ended on or before Completion and the first accounting period ending after Completion.

14.2                                 The Buyer for itself and on behalf of the Broadcast Group Companies hereby undertakes to do anything which either of the Sellers may reasonably request to enable full effect to be given to the surrenders to be made pursuant to clause 14.1 and to enable such surrenders to be allowed in full by the Inland Revenue and (save as permitted or directed by the Sellers in writing) undertakes not wilfully to do or procure the doing of any act or thing hereafter which is likely to affect the ability of any member of the Sellers’ Group to make any claim for Group Relief and (without prejudice to the generality of the foregoing) the Buyer shall further procure that any Broadcast Group Company, where requested by either of the Sellers, shall sign and submit to the Inland Revenue all such notices of consent to surrender Group Relief and shall comply with all other procedural requirements in relation thereto as may be necessary to secure that full effect is given to this clause 14.

14.3                                 Either of the Sellers may, by notice in writing to the Buyer (a “Surrender Notice”), elect to reduce or eliminate any liability under this Deed by surrendering or procuring the surrender to any Group Company of Group Relief to the extent permitted by law.  The Surrender Notice may specify a price (not exceeding the amount of the Group Relief to be surrendered multiplied by the applicable corporation tax rate) to be paid by the Broadcast Group Company for such Group Relief.  If the Surrender Notice specifies such a price, the relevant Broadcast Group Company shall pay that price to the member of the Sellers’ Group from which the Group Relief is to be surrendered at the time of the surrender in question. The liability of the Sellers under this Deed, other than in respect of any liability under clause 2.3, shall be reduced or eliminated to the extent of the amount of Taxation relieved by any such surrender. The Buyer shall procure that the Broadcast Group Company takes all such steps as the Sellers may reasonably require to permit and effect such surrender and claim for Group Relief.

14.4                                 Either of the Sellers may, by notice in writing to the Buyer (an “Election Notice”), elect to reduce or eliminate any liability under this Deed, where permitted by law, by making a joint election with the Broadcast Group Company concerned such that the liability is either re-allocated to a member of the Sellers’ Group or is rolled over into assets of the Sellers’ Group.  The Election Notice may specify a price (not exceeding the amount of tax on the chargeable gain which, but for the surrender would have been payable which is to be re-allocated or rolled over) to be paid by the member of the Broadcast Group Company for the benefit of the election. If such a price is specified, the relevant Broadcast Group Company shall pay that price to the member of the Sellers’ Group which is or is to be party to the election at the time the election is made. The liability of the Sellers under this Deed, other than in respect of any liability under clause 2.3, shall be reduced or eliminated to the extent of the amount of Taxation of the Broadcast Group Company relieved by any such election.  The Buyer shall procure that the Group Company takes all such steps as the Sellers may reasonably require to permit and effect such joint election.

15.                                        TAX RETURNS

15.1                                 The Sellers (or either one of them) or their duly authorised agents shall at the cost of that Seller (or Sellers), on a timely basis, prepare the tax returns of the Broadcast Group Companies for all accounting periods ended on or prior to the Accounts Date to the extent that the same shall not have been prepared before Completion (the “Outstanding Returns”).

15.2                                 The Buyer shall at the cost of the Sellers procure the Broadcast Group Companies to cause the Outstanding Returns to be authorised, signed and submitted to the appropriate authority without amendment or with such amendments as the Sellers shall agree in writing.  The Buyer shall give the Sellers or their agents all such assistance as may be required to agree the Outstanding Returns with the appropriate authorities.

15.3                                 The Sellers (or either one of them) or their duly authorised agents shall, on a timely basis and at the cost of the Sellers prepare all documentation and deal with all matters (including correspondence) relating to the Outstanding Returns and the Buyer shall procure that the Broadcast Group Companies shall afford such information and assistance, including access to their books or accounts and records, as is reasonable to enable the Sellers or their duly authorised agents to prepare the returns and conduct the matters relating thereto in accordance with this clause 15.

15.4                                 The Buyer shall be kept informed of all material matters pertaining to the Outstanding Returns and shall be entitled to receive copies of all material correspondence in connection with those returns.

15.5                                 If the Buyer becomes aware that there may be a Tax Claim in relation to an accounting period which started before and ended after Completion, the Buyer shall procure that the tax returns for that period shall not be submitted to the relevant Tax Authority without the Sellers’ informed consent (such consent not to be unreasonably withheld or delayed), and the provisions of clause 10 (Conduct of claims) shall apply.

15.6                                 Subject to clause 15.7, the Buyer shall be responsible for any tax returns of the Broadcast Group Company for any period beginning after the Accounts Date (“Buyer Returns”).

15.7                                 The Buyer shall:

15.7.1                                         provide copies of any draft Buyer Returns to the Sellers for the period in which Completion occurs and draft copies of any material correspondence in relation thereto no later than fifteen business days before such returns or correspondence are to be submitted to the Tax Authority and shall incorporate all reasonable comments made by the Sellers on such draft Buyer Returns or correspondence;

15.7.2                                         without prejudice to the generality of sub-clause 15.7.1, permit the Sellers to prepare any returns or part-returns or draft and submit any correspondence to a Taxation Authority or to otherwise negotiate or liaise with any Taxation Authority for any period otherwise covered by the Buyer Returns where the Taxation in question relates to the Core Business or to the Separation Steps.

15.8                                 In this clause 15 “accounting period” means any period by reference to which any income, profits, gains or other amounts relevant for the purposes of Taxation are determined.

15.9                                 The provisions of clauses 15.10 to 15.17 below shall have effect if, on or after Completion, an event occurs which gives rise to employment income being paid or being deemed to be paid in respect of any option, award or bonus entitlement granted before Completion under any plan, scheme or arrangement established by a member of the Sellers’ Group to any employee or former employee (a “Relevant Individual”) of a Broadcast Group Company (a “Relevant Event”).

15.10                          In clauses 15.11 to 15.17 below, any Taxation arising as a result of a Relevant Event which any person is obliged to account under Pay As You Earn including, for the avoidance of doubt, any employer National Insurance contributions which a Relevant Individual is liable to pay pursuant to a joint election made under paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992 or which may be recovered from a Relevant Individual pursuant to an agreement made under paragraph 3A(2) of Schedule 1 to the Social Security Contributions and Benefits Act 1992, is referred to as “PAYE Taxation”.

15.11                          The Sellers shall inform (by notice in writing given no later than five Business Days after the Relevant Event) the Buyer of:

15.11.1                                  the occurrence of the Relevant Event;

15.11.2                                  the name of the Relevant Individual;

15.11.3                                  the amount of employment income arising to the Relevant Individual in respect of that Relevant Event;

15.11.4                                  the date by which any PAYE Taxation due in respect of that Relevant Event must be paid to the Inland Revenue; and

15.11.5                                  whether the Relevant Individual has entered into a joint election under paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992 or an agreement made under paragraph 3A(2) of Schedule 1 to the Social Security Contributions and Benefits Act 1992 in relation to the Relevant Event.

15.12                          The Buyer shall procure that the Broadcast Group Company that employs or, in the case of a Relevant Individual who is a former employee, most recently employed the Relevant Individual (the “Relevant Broadcast Group Company”) informs the Sellers of the amount of PAYE Taxation to be accounted for in relation to the Relevant Event in question within five Business Days of the notification referred to in clause 15.11 above; and

15.13                          Notwithstanding clause 15.12 the Sellers will, to the extent permitted by law, recover from the Relevant Individual the maximum PAYE Taxation which could become payable in relation to and on the occurrence of the Relevant Event (the “Recovered Amount”) and the Relevant Broadcast Group Company shall provide any assistance to the Sellers in relation to that recovery as reasonably requested by the relevant Sellers’ Group Company and as permitted by law.  The Seller will then deduct the actual amount of PAYE Taxation due (as advised by the Relevant Broadcast company in accordance with clause 15.12) from the Recovered Amount and pay any excess to the Relevant Individual (with such assistance from the Relevant Buyer Group Company as reasonably requested by the Sellers).

15.14                          The Sellers shall pay an amount equal to the PAYE Taxation due in respect of the Relevant Event to the Relevant Broadcast Group Company within five Business Days before the date on which that PAYE Taxation must be paid to the Inland Revenue.

15.15                          The Relevant Broadcast Group Company shall account for the PAYE Taxation to the Inland Revenue on or before the date referred in clause 15.11.4 above or, if later, on or before the fifth Business Day after the date on which the PAYE Taxation payment is received by it from the Sellers under clause 15.14 above, in either case expressly acting (if necessary under the relevant legislation) as the agent of the relevant Sellers’ Group Company.  The Relevant Broadcast Group Company shall provide to the relevant member of the Sellers’ Group such evidence that the PAYE Taxation has been duly accounted to the relevant Taxation Authority as the relevant member of the Sellers’ Group may reasonably request and as permitted by law.

15.16                          The Buyer shall provide to the Sellers any information reasonably required by either of the Sellers in order to fulfil any reporting obligations it or any other member of the Sellers’ Group may have in relation to any Relevant Event. The information referred to in this clause 15.16 shall be provided by the Buyer no later than ten Business Days after it is requested by the Sellers.

15.17                          A member of the Sellers’ Group shall report to the Inland Revenue any information required to be reported in relation to any Relevant Event within the relevant statutory timeframe.  The Sellers shall provide the Buyer with a copy of any such report on request.

16.                                        GENERAL

16.1                                 No variation of this Deed shall be effective unless made in writing and signed by or on behalf of both parties and expressed to be such a variation.

16.2                                 No waiver by either party of any requirement of this Deed, or of any remedy or right under this Deed, shall have effect unless given in writing and signed by such party.  No waiver of any particular breach of the provisions of this Deed shall operate as a waiver of any repetition of such breach.

16.3                                 This Deed may be executed as two or more counterparts and execution by each of the parties of any one of such counterparts will constitute due execution of this Deed.

16.4                                 Any notice, request, document, correspondence, communication, information or consent given to or served on one of the Sellers shall be deemed to have been given to or served to each of them.

16.5                                 Any notice, request, document, correspondence, communication, information or consent given to or served on the Buyer by either of the Sellers shall be deemed to have been given or served by both of the Sellers.

16.6                                 Any obligation of the Buyer to the Sellers under this Deed shall be deemed to have been satisfied if such obligation has been met with respect to one of the Sellers.

17.                                        NOTICES

Clause 22 of the Agreement shall apply to this Deed, mutatis mutandis, as if references to “this” Agreement were replaced with references to “this Deed”.  In relation to any notice served on either of the Sellers, a copy should also be sent to: Jeni Sarson, NTL House, Bartley Wood Business Park, Hook, Hampshire, RG27 9UP.

18.                                        APPLICABLE LAW AND JURISDICTION

Clause 21.1 of the Agreement shall apply mutatis mutandis as if references to “this Agreement” were replaced with references to “this Deed”.

19.                                        DISPUTE RESOLUTION

Clauses 21.2 and 21.3 of the Agreement shall apply to this Deed, but as if the words “Any dispute arising out of or in connection with this Agreement” in clause 21.2 were replaced with “Any dispute relating to the proper construction of this Deed” and as if all other references to “this Agreement” were replaced with references to “this Deed”.

AS WITNESS this Deed has been executed as a deed by or on behalf of the parties the day and year first before written.

EXECUTED by	)
NTL GROUP LIMITED	)	/s/ RC Gale
acting by:	)	/s/ RM Mackenzie

EXECUTED by	)
NTL (CHICHESTER) LIMITED	)	/s/ RC Gale
acting by:	)	/s/ RM Mackenzie

EXECUTED by	)
NTL DIGITAL	)
VENTURES LIMITED	)	/s/ RC Gale
acting by:	)	/s/ RM Mackenzie

EXECUTED by	)
MACQUARIE UK BROADCAST	)
LIMITED	)	/s/ A Campbell
acting by:	)	/s/ L Harrison

EXECUTED by	)
MACQUARIE UK BROADCAST	)
HOLDINGS LIMITED	)	/s/ A Campbell
acting by:	)	/s/ L Harrison

EXECUTED by	)
NTL VENTURES LIMITED	)	/s/ RC Gale
acting by:	)	/s/ RM Mackenzie